(A) A trust, formed on November 22, 2004, to which certain shareholders of the issuer, DDI, Inc. and Estuary Corporation ("Estuary") (collectively, the "Grantors") contributed their shares of such corporations' stock in exchange for separate shares of beneficial interest in the trust. As a result of such contributions of securities by the Grantors, the trust has beneficial interest in 34.7% of the issuer's common stock. Such shares of beneficial interest in the trust were held directly on December 31, 2004. On January 3, 2005, the trust was terminated and the following shares of the issuer's common stock were distributed to Grantors for which the following reporting persons have sole or shared voting and dispositive powers.

                                        Voting and
                                     Dispositive Powers
                          ----------------------------------
             Reporting
               Person            Sole              Shared
            ------------  ----------------------------------
                TWD             121,288
                DANO          4,877,806          1,758,372
                DDI          40,787,332(*)
                             ----------          ---------
                             45,786,426          1,758,372
                             ==========          =========

     (*) Also shared by TWD, DANO and CPS.

(B) Limited partnership of which its limited partners are either an ADD family member, trusts FBO ADD family members, or a limited liability company of which its members are individual ADD family members or trusts FBO ADD family members. A corporation, owned 50% by an ADD family member and 50% by a trust FBO an ADD family member, is the general partner.

(C) Limited partnership of which its limited partners are trusts FBO MAD family members and the general partner is a corporation, controlled by a non-family member, which is wholly owned by a trust FBO a MAD family member.

(D)  Private charitable foundation of which TWD, DANO and CPS are directors.

(E) Limited Liability Corporation controlled by DANO's sister and her five children.

(F) Private charitable foundation of which DANO, his sister and his mother are directors and DANO is an officer.

(G) Trusts of which DANO and/or his sister are co-trustees or sole trustee, and his mother and his sister's children are the beneficiaries.

(H) DANO, individually, and trusts FBO DANO or his sons of which DANO is sole trustee or co-trustee.

(I)  Private charitable foundation of which ADD family members are directors.

(J)  ADD family members, individually, and trusts FBO ADD family members.

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

(K)  Trusts FBO MAD family members.

(L) CPS, his wife, and his son, each individually, and irrevocable trusts of which CPS is co-trustee with his wife and his wife and children are beneficiaries.

(M)  Private charitable foundation of which TWD is a director.

(N) A trust FBO TWD's nephew, TWD's sister as custodian for her grandchild and trusts FBO TWD's sister's grandchildren.

(O) TWD, individually and as custodian for his grandchildren, a revocable trust of which TWD is sole trustee and beneficiary and irrevocable trusts FBO TWD's daughters of which TWD is sole trustee.


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